Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, United States Steel Corporation (“U.S. Steel,” the “Company,” “we,” “our,” “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock, $1.00 par value per share (“Common Stock”).
DESCRIPTION OF COMMON STOCK
The following description of certain terms of our Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and our amended and restated by-laws, as amended (the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our By-Laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.
General
Under the Certificate of Incorporation, we are authorized to issue up to 440,000,000 shares of capital stock, consisting of 400,000,000 shares of Common Stock and 40,000,000 shares of preferred stock, without par value (“Preferred Stock”). As of February 10, 2020, there were 170,047,076 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The shares of Common Stock currently outstanding are fully paid and non-assessable.
Voting Rights

The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.
Dividend Rights

The holders of Common Stock are entitled to receive dividends when, as and if declared by the U. S. Steel board of directors out of funds legally available therefor, subject to the rights of any shares of Preferred Stock at the time outstanding.
Liquidation Rights

In the event of dissolution, liquidation or winding up of U. S. Steel, holders of the Common Stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any Preferred Stock then outstanding.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

Delaware Law. As a Delaware corporation, we are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

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Exhibit 4.1

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Prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder;

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Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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At or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes, among other things, mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws. Various provisions contained in the Certificate of Incorporation and the By-laws could delay or discourage stockholder actions with respect to transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent;

•	provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders;

•	do not permit cumulative voting for directors;

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permit the issuance of Preferred Stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements; and

•	provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

Listing

The principal market on which the Common Stock is traded is the New York Stock Exchange, where it trades under trading symbol “X”. The Common Stock is also traded on the Chicago Stock Exchange under the symbol “X”.
Stock Transfer Agent and Registrar
EQ Shareowner Services, 1110 Centre Pointe Curve Suite 101, Mendota Heights MN 55120-4100, serves as transfer agent and registrar for the Common Stock.

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